Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-264830 and 333-263998) of our report dated March 31, 2023, relating to the consolidated financial of Sunshine Biopharma, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

Certified Public Accountants

Lakewood, CO

March 31, 2023